Exhibit 10.2

Execution Copy

FIRST AMENDMENT TO
CREDIT AND GUARANTY AGREEMENT

THIS FIRST AMENDMENT TO THE CREDIT AND GUARANTY AGREEMENT (this “Amendment”) is entered into as of April 15, 2015, by and among RLJ Entertainment, Inc., a Nevada corporation (“Parent Borrower”), certain subsidiaries of RLJ Entertainment, Inc. as Guarantors (“Guarantors”), Various Lenders (“Lenders”), MCP Opportunities LLC (as successor to McLarty Capital Partners SBIC, L.P.) as Administrative Agent and Collateral Agent (“MCP” or the “Administrative Agent” and/or “Collateral Agent”)), McLarty Capital Partners SBIC, L.P., as Arranger, Bookmanager and Syndication Agent (“McLarty SBIC” and, together with MCP, “McLarty”) and Crystal Financial LLC, as Documentation Agent (“Crystal”).

RECITALS

A.          Parent Borrower, Guarantors, Lenders, McLarty and Crystal are parties to that certain Credit and Guaranty Agreement dated as of September 11, 2014 (the “Credit and Guaranty Agreement”); capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Credit and Guaranty Agreement.

B.          Parent Borrower intends to offer for sale at least $15,000,000 of convertible preferred stock in Parent Borrower (which shall not constitute Disqualified Equity) (the “Equity Transaction”), and to use the proceeds from the Equity Transaction (i) to pay down certain amounts outstanding under Credit and Guaranty Agreement (including any prepayment penalty fee), (ii) to acquire additional content and for general working capital, and (iii) to pay transaction expenses incurred in connection with the Equity Transaction.

C.          Parent Borrower and Guarantors have requested that certain provisions of the Credit and Guaranty Agreement be amended as provided herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

1.           Waivers. The Requisite Lenders, McLarty and Crystal, acknowledge that (i) Parent Borrower has not complied with Section 6.7(d) for the period between March 31, 2015 and April 15, 2015 (“Section 6.7(d) Noncompliance”) and (ii) the 2014 Annual Financial Statements of Parent Borrower and its Subsidiaries may include a going concern qualification principally relating to Parent Borrower's ability to meet its financial covenants in Section 6.7 of the Credit and Guaranty Agreement (“Section 5.1 Noncompliance,” and together with the Section 6.7(d) Noncompliance, the “Existing Defaults”). The Requisite Lenders, McLarty and Crystal hereby waive any Defaults and Events of Default solely to the extent arising as a result of the Existing Defaults; provided, however, that such waiver shall in no way constitute a waiver of any other Defaults or Events of Default which may have occurred but which are not specifically referenced as the “Existing Defaults” nor shall this waiver obligate the Requisite Lenders, Crystal or McLarty to provide any further waiver of any other Default or Event of Default (whether similar or dissimilar, including any further Default or Event of Default) resulting from a failure to comply with the terms of the Credit and Guaranty Agreement. Other than in respect of the Existing Defaults, this waiver shall not preclude the future exercise of any right, power, or privilege available to the Requisite Lenders, McLarty or Crystal whether under the Credit and Guaranty Agreement, the other Credit Documents, or otherwise.

2.           Amendment to Credit and Guaranty Agreement. Subject to the conditions to effectiveness set forth in Section 6 below, the Credit and Guaranty Agreement is hereby amended as follows:

(a)         Interest Rate. Section 2.5(a) of the Credit and Guaranty Agreement is hereby deleted in its entirety and replaced with the following:

“(a)           Except as otherwise set forth herein, Term Loans shall bear interest on the unpaid outstanding principal amount thereof from the Closing Date through repayment (whether by acceleration or otherwise) thereof as at the Adjusted LIBOR Rate plus 10.64% per annum.”

(b)         Compliance Certificates.

(i)          Section 5.1(a) of the Credit and Guaranty Agreement is hereby amended by deleting the language “(but excluding the fourth Fiscal Quarter)” in the second line thereof; and

(ii)         Section 5.1(d)(i) of the Credit and Guaranty Agreement is hereby amended by deleting the language “(and 5.1(b))” in the third line thereof.

(c)         Monthly Reports. Section 5.1(c) of the Credit and Guaranty Agreement is hereby deleted in its entirety and replaced with the following:

“(c) Monthly Reports. As soon as available, and in any event within 30 days after the end of each month ending after the Closing Date, commencing with the month in which the Closing Date occurs (i) the consolidated balance sheet of Parent Borrower and its Subsidiaries as at the end of such month and the related consolidated (and with respect to statements of income, consolidating) statements of income and cash flows of Parent Borrower and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, commencing with the first month for which such corresponding figures are available, and the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared on a monthly basis, all in reasonable detail, together with a Financial Officer Certification with respect thereto, (ii) a schedule (and, if requested by the Administrative Agent, other supporting documentation) demonstrating compliance with the requirements of Section 6.7(d); and (iii) commencing on the month ended April 30, 2015, Parent Borrower will additionally provide within 30 days after the end of such month and each month ending thereafter: (A) a schedule setting forth the aging of accounts payable of the Parent Borrower’s US operations, and (B) a pro forma statement setting forth the projected cash flows for the Parent Borrower and its Subsidiaries for at least 13 weeks following the date of such statement.”

(d)         Lender Meetings. Section 5.7 of the Credit and Guaranty Agreement is hereby amended and restated in its entirety as follows:

“5.7 Lenders Meetings.

(i)          Parent Borrower will, upon the reasonable request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Parent Borrower’s corporate offices or at such other location as may be agreed to by Parent Borrower and Administrative Agent at such time as may be agreed to by Parent Borrower and Administrative Agent (each such meeting to be at Parent Borrower’s sole cost and expense).

(ii)         Parent Borrower will hold a meeting among Administrative Agent and Lenders at least once each Fiscal Quarter by telephone on the first Business Day of each Fiscal Quarter at 10:00 AM (New York time) or such other time and date otherwise agreed to by Parent Borrower, Administrative Agent, and Lenders, and the Parent Borrower shall make its chief executive officer and chief financial officer available to participate in such telephone conference calls with the Lenders.

(iii)        If so requested by the Requisite Lenders or by the Administrative Agent, upon reasonable notice and at a time selected by the Requisite Lenders or Administrative Agent (as the case may be) and reasonably acceptable to the Parent Borrower but, so long as no Event of Default or Default shall have occurred and be continuing, no more than once each month, and otherwise as frequently as required by the Requisite Lenders or the Administrative Agent, the Parent Borrower shall make its chief financial officer available to participate in a telephone conference call with the Lenders.”

(e)         Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio thresholds for the Fiscal Quarters ending on March 31, 2015 and June 30, 2015 set forth in Section 6.7(a) of the Credit and Guaranty Agreement are hereby amended and replaced with the following:

Fiscal Quarter Ending	Fixed Charge Coverage Ratio
March 31, 2015	0.73:1.00
June 30, 2015	0.63:1.00

(f)          Senior Leverage Ratio. The Senior Leverage Ratio limits for the Fiscal Quarters ending on March 31, 2015 and June 30, 2015 set forth in Section 6.7(b) of the Credit and Guaranty Agreement are hereby amended and replaced with the following:

Fiscal Quarter Ending	Senior Leverage Ratio
March 31, 2015	7.50:1.00
June 30, 2015	6.92:1.00

(g)         Total Leverage Ratio. The Total Leverage Ratio limits for the Fiscal Quarters ending on March 31, 2015 and June 30, 2015 set forth in Section 6.7(c) of the Credit and Guaranty Agreement are hereby amended and replaced with the following:

Fiscal Quarter Ending	Total Leverage Ratio
March 31, 2015	9.00:1.00
June 30, 2015	8.95:1.00

(h)         Minimum Cash Balance. Section 6.7(d) of the Credit and Guaranty Agreement is hereby deleted in its entirety and replaced with the following:

“(d) Minimum Cash Balance. The Parent Borrower shall not permit the Minimum Cash Balance to be less than $1,000,000 at any time.”

(i)          Disqualified Stock. Subclause (a) and Subclause (c) of the definition of “Disqualified Stock are hereby deleted in their entirety and replaced with the following:

“(a) matures or is mandatorily redeemable on or prior to the date that is 180 days after the Term Loan Maturity Date (other than solely for Capital Stock that is not Disqualified Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change in control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be the subject to prior repayment in full of the Obligations)”

“(c) provides for the scheduled payment of dividends in cash, provided, however, that Capital Stock that provides for optional payment of scheduled dividends in cash will not be deemed Disqualified Stock so long as the Parent Borrower does not actually make, and the Parent Borrower is not required to make under the terms of such Capital Stock, any cash payments of dividends without the prior written consent of the Required Lenders”

3.           Use of Proceeds. Notwithstanding anything in the Credit Documents to the contrary (including, without limitation, Section 2.11 thereof), the parties hereby agree that (a) $10,000,000 of the proceeds of the Equity Transaction will be used to repay the principal amount of Term Loans outstanding under the Credit and Guaranty Agreement as a mandatory prepayment of the Term Loans pursuant to Section 2.11 thereof, (b) an Applicable Prepayment Premium of 5% payable on $5,000,000 of the Term Loans being repaid (totaling $250,000) will be paid out of the proceeds of the Equity Transaction, and (c) the remainder of the proceeds from the Equity Transaction may be used by the Parent Borrower for working capital purposes (including reinvesting in content related assets) and to pay expenses associated with the Equity Transaction; provided however, that at least $3,000,000 of such proceeds from the Equity Transaction must be placed on the balance sheet of the Parent Borrower for working capital purposes.

4.           [Reserved]

5.           Representations and Warranties. Parent Borrower and each Guarantor hereby represents and warrants to McLarty, Crystal and the Requisite Lenders that as of the date hereof, both before and after giving effect to this Amendment and the transactions contemplated thereby (it being understood, for the sake of clarity, any breach of these representations and warranties shall be an Event of Default under the Credit and Guaranty Agreement):

(a)         The execution, delivery and performance of this Amendment has been duly authorized by all requisite action on the part of each of Parent Borrower and each Guarantor and constitutes the legal, valid and binding obligations of Parent Borrower and each Guarantor, enforceable in accordance with its terms;

(b)         No approval or consent of, or filing with, any governmental agency or authority is required to make valid and legally binding the execution, delivery or performance by the Credit Parties of this Amendment, the Credit and Guaranty Agreement or any other Credit Documents, as amended hereby, or the consummation by the Credit Parties of the transactions among the parties contemplated hereby and thereby or referred to herein;

(c)         No Default or Event of Default has occurred and is continuing or would arise as a result of the transactions contemplated by this Amendment; and

(d)         The representations and warranties set forth in the Credit and Guaranty Agreement, as amended hereby, and in the other Credit Documents, as amended to date, are true and correct in all material respects as of the date hereof, with the same effect as though made on the date hereof (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date).

6.           Condition Precedent to Effectiveness. The effectiveness of Sections 1, 2, and 3 of this Amendment are subject to the prior or concurrent consummation of each of the following conditions:

(a)         McLarty shall have received a copy of this Amendment executed by Parent Borrower, each Guarantor, Crystal, McLarty and each Requisite Lender;

(b)         McLarty, on behalf of the Lenders, shall have received (i) a non-refundable fee in an aggregate amount equal to $450,000, which Parent Borrower and Guarantors acknowledge Lenders shall have earned in full as of the date hereof and which shall not be subject to proration and (ii) the payments required to be made pursuant Sections 3(a) and 3(b) hereof;

(c)         McLarty, on behalf of the Lenders, shall have received evidence in the form of a wire confirmation or bank account statements from Parent Borrower that the Equity Transaction has been consummated, and gross proceeds of at least $15,000,000 in connection therewith have been received by Parent Borrower on or prior to April 15, 2015;

(d)         McLarty shall have received a copy of the amendment to the Agreement Among Lenders executed by the parties thereto; and

(e)         No Default or Event of Default shall have occurred and be continuing.

7.           Acknowledgement. Each of Parent Borrower and each Guarantor acknowledges that notwithstanding the terms this Amendment or otherwise, the terms of this Amendment shall not constitute a course of dealing among the parties hereto. Except as expressly set forth in Section 1, 2 or 3 of this Amendment, nothing in this Amendment shall constitute a modification or alteration of the terms, conditions or covenants of the Credit and Guaranty Agreement or any other Credit Document, or a waiver of any terms or provisions thereof, and the Credit and Guaranty Agreement and the other Credit Documents shall remain unchanged and shall continue in full force and effect, in each case as amended hereby. Except as specifically provided herein, McLarty, Crystal and each Lender hereby reserves and preserves all of its rights and remedies against any Credit Party under the Credit and Guaranty Agreement and the Credit Documents.

8.           Miscellaneous.

(a)         Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment. Receipt by telecopy, facsimile or email transmission of any executed signature page to this Amendment shall constitute effective delivery of such signature page.

(b)         Reference to Credit and Guaranty Agreement. Each reference in the Credit and Guaranty Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the Credit and Guaranty Agreement in the Credit and Guaranty Agreement or in any other Credit Documents, or other agreements, documents or other instruments executed and delivered pursuant to the Credit and Guaranty Agreement, shall mean and be a reference to the Credit and Guaranty Agreement as amended by this Amendment.

(c)         Costs and Expenses. Each of Parent Borrower and each Guarantor (i) acknowledges that Section 10.2 of the Credit and Guaranty Agreement applies to this Amendment and the transactions, agreements and documents contemplated hereunder, and (ii) agrees to pay promptly the actual and reasonable out-of-pocket costs and expenses incurred by the Requisite Lenders in connection with the preparation of this Amendment and the Agreement Among Lenders being executed in connection with this Amendment.

(d)         Reviewed by Attorneys. Each of Parent Borrower and each Guarantor represents and warrants to McLarty, Crystal and each Requisite Lender that it (i) understands fully the terms of this Amendment and the consequences of the execution and delivery of this Amendment, (ii) has been afforded an opportunity to discuss this Amendment with, and have this Amendment reviewed by, such attorneys and other Persons as each of Parent Borrower and each Guarantor may wish, and (iii) has entered into this Amendment and executed and delivered all documents in connection herewith of its own free will and accord and without threat, duress or other coercion of any kind by any Person. The parties hereto acknowledge and agree that neither this Amendment nor the other documents executed pursuant hereto shall be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation and preparation of this Amendment and the other documents executed pursuant hereto or in connection herewith.

(e)         Severability. The illegality or unenforceability of any provision of this Amendment or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Amendment or any instrument or agreement required hereunder.

(f)          Governing Law. The validity of this Amendment, the construction, interpretation, and enforcement hereof, the rights of the parties hereto with respect to all matters arising hereunder or related hereto, and any claims, controversies or disputes arising hereunder or related hereto shall be determined under, governed by, construed and enforced in accordance with the laws of the State of New York.

(g)         Reaffirmation. Each of the Credit Parties hereby ratifies and confirms all of its Obligations to McLarty, Crystal and the Lenders under the Credit and Guaranty Agreement, as amended hereby, and the other Credit Documents, including, without limitation, the Loans, and each of the Credit Parties hereby affirms its absolute and unconditional promise to pay to the Lenders and McLarty and Crystal, as applicable, the Term Loans, reimbursement obligations and all other amounts due or to become due and payable to the Lenders and McLarty and Crystal, as applicable, under the Credit and Guaranty Agreement and the other Credit Documents, as amended hereby and it is the intent of the parties hereto that nothing contained herein shall constitute a novation or accord and satisfaction. Each of the Credit Parties hereby acknowledges and confirms that the liens, hypothecs, pledges and security interests granted pursuant to the Credit Documents are and continue to be valid, perfected and enforceable first priority liens, hypothecs, pledges and security interests (subject only to Permitted Liens) that secure all of the Obligations on and after the date hereof. Except as expressly amended hereby, each of the Credit and Guaranty Agreement and the other Credit Documents shall continue in full force and effect. This Amendment shall constitute a Credit Document.

(h)         Release. In order to induce McLarty, Crystal and the Requisite Lenders to enter into this Amendment, each Credit Party acknowledges and agrees that: (a) no Credit Party has any claim or cause of action against McLarty, Crystal or any Lender (or, with respect to the Credit and Guaranty Agreement and the other Credit Documents and the administration of the credit facilities thereunder, any of their respective directors, officers, employees, agents or representatives); (b) no Credit Party has any offset or compensation right, counterclaim, right of recoupment or any defense of any kind against any Credit Party’s obligations, indebtedness or liabilities to McLarty, Crystal or any Lender; and (c) each of the McLarty, Crystal and the Lenders has heretofore properly performed and satisfied in a timely manner all of its obligations to the Borrower and, as applicable, the Guarantors. Each Credit Party wishes to eliminate any possibility that any past conditions, acts, omissions, events, circumstances or matters would impair or otherwise adversely affect any of McLarty’s, Crystal’s and the Lenders’ rights, interests, contracts, collateral security or remedies. Therefore, each Credit Party unconditionally releases, waives and forever discharges (i) any and all liabilities, obligations, duties, promises or indebtedness of any kind of McLarty, Crystal or any Lender to any Credit Party, except the obligations to be performed by McLarty, Crystal or any Lender on or after the date hereof as expressly stated in this Amendment, the Credit and Guaranty Agreement and the other Credit Documents and (ii) all claims, counterclaims, offsets, compensation rights, causes of action, right of recoupment, suits or defenses of any kind whatsoever (if any), whether arising at law or in equity, whether known or unknown, which any Credit Party might otherwise have against McLarty, Crystal or any Lender (or, with respect to the Credit and Guaranty Agreement and the other Credit Documents and the administration of the credit facilities thereunder, any of their respective directors, officers, employees or agents), in either case of clause (i) or (ii), on account of any past or presently existing (as of the date hereof) condition, act, omission, event, contract, liability, obligation, indebtedness, claim, cause of action, defense, counterclaims, compensation rights, circumstance or matter of any kind.

*Signatures on Next Page*

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

RLJ ENTERTAINMENT, INC., as Parent Borrower

By:	/s/ Miguel Penella
Name: Miguel Penella
Title: Chief Executive Officer

GUARANTORS:

RLJ ACQUISITION, INC., as Guarantor Subsidiary

By:	/s/ Andrew Wilson
Name: Andrew Wilson
Title: Secretary & Treasurer

IMAGE ENTERTAINMENT, INC., as Guarantor Subsidiary

By:	/s/ Andrew Wilson
Name: Andrew Wilson
Title: Secretary & Treasurer

IMAGE/MADACY HOME ENTERTAINMENT LLC, as Guarantor Subsidiary

By:	/s/ Andrew Wilson
Name: Andrew Wilson
Title: Chief Financial Officer

ACORN MEDIA GROUP, INC., as Guarantor Subsidiary

By:	/s/ Andrew Wilson
Name: Andrew Wilson
Title: Secretary & Treasurer

RLJ ENTERTAINMENT HOLDINGS LTD, as Guarantor Subsidiary

By:	/s/ Andrew Wilson
Name: Andrew Wilson
Title: Director

RLJ ENTERTAINMENT LTD, as Guarantor Subsidiary

By:	/s/ Andrew Wilson
Name: Andrew Wilson
Title: Director

RLJE INTERNATIONAL LIMITED, as Guarantor Subsidiary

By:	/s/ Andrew Wilson
Name: Andrew Wilson
Title: Director

FOYLE’S WAR 8 PRODUCTION LIMITED, as Guarantor Subsidiary

By:	/s/ Andrew Wilson
Name: Andrew Wilson
Title: Director

RLJ ENTERTAINMENT AUSTRALIA PTY LTD, as Guarantor Subsidiary

By:	/s/ Andrew Wilson
Name: Andrew Wilson
Title: Director

MCLARTY CAPITAL PARTNERS SBIC, L.P., as a Requisite Lender

By:	McLarty Capital Partners SBIC, LLC,
its general partner

By:	/s/ Christopher D. Smith
Name: Christopher D. Smith
Title: Manager

MCP OPPORTUNITIES LLC, as Administrative Agent, Collateral Agent and a Requisite Lender

By:	/s/Christopher D. Smith
Name: Christopher D. Smith
Title: Manager

CRYSTAL FINANCIAL LLC, as Documentation Agent

By:	/s/ Matthew J. Governali
Name: Matthew J. Governali
Title: Managing Director

CRYSTAL FINANCIAL SBIC LP, as a Requisite Lender

By:	Crystal SBIC GP LLC, its general partner

By:	/s/ Matthew J. Governali
Name: Matthew J. Governali
Title: Managing Director

CRYSTAL FINANCIAL SPV LLC, as a Requisite Lender

By:	/s/ Matthew J. Governali
Name: Matthew J. Governali
Title: Managing Director

TEVEURA LIMITED, as a Requisite Lender

By:	/s/ Anton Lotzer
Name: Anton Lotzer
Title: Director

MAIN STREET CAPITAL CORPORATION,
as a Requisite Lender

By:	/s/ Nick Meserve
Name: Nick Meserve
Title: Managing Director